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                                                                      EXHIBIT 10

                                    FORM OF
                               SEVERANCE CONTRACT

     This Severance Contract, made and entered into in Raleigh, North Carolina
effective the [     ] day of [          ], 1997 (the "Agreement") by and between
Exide Electronics Group Inc. (the "Company"), a Delaware corporation, and
[          ] (the "Employee").

                                  WITNESSETH:

     WHEREAS, the Company recognizes that plant shutdowns, plant relocations, different management, change of Company culture, and reduced employee benefits all may flow from an acquisition or other change of control, and all impose costs which must be borne by the Employee and the Employee's family;

     WHEREAS, the Company recognizes that it will no longer have the power to protect the interests of the Employee after an acquisition or other change of control, the Company believes that it is in its interest to provide the Employee with the right to compensation in certain circumstances following an acquisition or other change of control;

     WHEREAS, the parties desire by this Agreement to provide Employee with the right to compensation in certain circumstances following an acquisition or other change of control.

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

1.1  DEFINITIONS

     Whenever used in the Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

     (a) "Base Salary" means the aggregate amount the Employee is entitled to receive as wages or salary on an annualized basis, payable by the Company and/or any affiliate of the Company, as consideration for the Employee's services (regardless of whether the Employee elects or has elected to defer receipt of all or any portion thereof).

     (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (c) "Bonus Amount" means, with respect to the Employee, the average of the aggregate amounts paid or payable to the Employee by the Company or any affiliate of the Company as cash bonuses and/or cash incentive compensation with respect to each of the three most recently completed fiscal years prior to the year in which the Employee becomes entitled to a Severance Payment, or if higher, with respect to each of the three most recently completed fiscal years prior to the year of the Change of Control (in either case, regardless of whether the Employee elects or has elected to defer receipt of all or any portion thereof).

     (d) "Business Combination" shall mean any reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity.

     (e) "Change of Control" shall mean:
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          (i) Any individual, entity or group (within the meaning of Section
     13(d)(3) or 14(d)(2) of the Exchange Act) becomes the Beneficial Owner of 30% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
     Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
     (iii) of this Section 1.1(e); or

          (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Consummation by the Company of a Business Combination unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (f) "Company" means Exide Electronics Group, Inc., a Delaware corporation, and any successor as provided in Article V hereof.

     (g) "Compensation" of the Employee means the sum of the Employee's (i) Required Base Salary and (ii) Bonus Amount.

     (h) "Disability" means, with respect to the Employee, his total and permanent disability for purposes of any long-term disability plan sponsored by the Company or an affiliate of the Company in which the Employee participates.

     (i) "Company" means the Company or a subsidiary of the Company.

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     (j) "Just Cause" means the termination of employment of the Employee shall have taken place as a result of an act or acts of dishonesty by the Employee which constitutes a felony under the laws of the State of North Carolina and results in gain or personal enrichment of the Employee at the expense of the Company.

     (k) "Person" shall have the meaning ascribed to such term in Rules 13d and 14d-2 of the General Rules and Regulations under the Exchange Act.

     (l) "Required Base Salary" means, with respect to the Employee, the higher of (x) the Employee's Base Salary as in effect immediately before the Change of Control (but disregarding any reduction thereof that occurs at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise arises in connection with or anticipation of a Change of Control) and (y) the Employee's highest Base Salary in effect at any time thereafter.

     (m) "Retirement" means, with respect to the Employee, his voluntary normal or early retirement under a pension plan sponsored by the Company or an affiliate of the Company in which the Employee participates, as defined in such plan.

     (n) "Severance Payment" means the payment of severance compensation and benefits as provided in Article II hereof.

1.2  APPLICABLE LAW

     To the extent not preempted by the laws of the United States, the laws of the State of North Carolina shall be the controlling law in all matters relating to this Agreement.

1.3  SEVERABILITY

     If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE II

                               SEVERANCE PAYMENTS

2.1  RIGHT TO SEVERANCE PAYMENT

     The Employee shall be entitled to receive from the Company a Severance Payment in the amount provided in Section 2.3 if there occurs a Change of Control of the Company and if either (i) within five (5) years thereafter or
(ii) before the Change of Control but at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or anticipation of a Change of Control, the Employee's employment by the Company shall terminate for any reason specified in Section 2.2, whether the termination is voluntary or involuntary, but excluding any termination as a result of the Employee's death, Retirement, or Disability or a termination for Just Cause.

2.2  GOOD REASONS FOR TERMINATION

     Following a Change of Control, the Employee shall be entitled to a Severance Payment if his employment by the Company is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

     (a) The Employee's Base Salary is reduced below the Required Base Salary.

     (b) Without the Employee's express written consent, the Employee is assigned any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect before the Change of Control, or the Company takes any other action which results in a diminution in such position, authority, duties or responsibilities as compared to before the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in

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bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee.

     (c) Without the Employee's express written consent, the Company requires the Employee to change the location of his job or office, so that he will be based at a location more than fifty (50) miles from the location of his job or office immediately prior to the Change of Control.

     (d) The Company fails to continue in effect, or, in the case of a discontinuance, fails to replace with a superior or substantially similar benefit or plan, any benefit or compensation plan, profit sharing plan, 401(k) plan, stock purchase plan, stock option plan, life insurance plan, or health, accident or disability plan in which the Employee is participating before the Change of Control (or plans providing no less favorable and substantially similar benefits), or the Company takes any action which would materially adversely affect the Employee's participation or materially reduce the Employee's benefits under any of such plans.

     (e) The Company takes any action which would deprive the Employee of any material fringe benefit to which he was entitled immediately prior to the Change of Control.

     (f) A successor company fails or refuses to assume the Company's obligation under this Agreement, as required by Article V.

     (g) The Company or any successor company breaches any of the provisions of this Agreement.

     (h) The Company terminates the employment of the Employee other than for Just Cause or Disability.

     (i) If the Employee is party to any employment agreement with the Company that incorporates the provisions of this Agreement by reference or otherwise provides for the participation of the Employee herein, the material breach by the Company of any provision of such employment agreement.

2.3  AMOUNT OF SEVERANCE PAYMENT

     (a) The Employee shall receive from the Company a lump sum cash payment equal to [2.5][3]* times his Compensation.

     (b) The Employee shall not be required to mitigate damages or the amount of his Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Employee as a result of employment after his termination of employment by the Company.

2.4  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 2.4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any corresponding provision of state or local tax laws, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 2.4, if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

---------------

* James A. Risher will receive a lump sum cash payment equal to 3 times his Compensation.

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     (b) Subject to the provisions of Section 2.4(c), all determinations required to be made under this Section 2.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by [accounting firm] or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 2.4, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 2.4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

     (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such

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contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 2.4(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 2.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 2.4(c), a determination is made that the employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) Section 8.2 of the Company's 1995 Employee Stock Option and Restricted Stock Plan (the "1995 Stock Plan") shall have no application to any Payment to the Employee (including without limitation Payments arising out of or resulting from options or restricted stock granted to the Employee pursuant to the 1995 Stock Plan).

2.5  TIME OF SEVERANCE PAYMENT

     The Severance Payment to which the Employee is entitled shall be paid by the Company to the Employee, in cash and in full, not later than ten (10) calendar days after the termination of the Employee's employment. If such Employee should die before all amounts payable to him have been paid, such unpaid amounts shall be paid to the Employee's spouse, if living, otherwise to the personal representative of the Employee's estate.

2.6  OTHER SEVERANCE PROVISIONS

     In addition to the Severance Payment, the Employee will receive 100% Company-paid health insurance in the same plan as provided to the Employee immediately prior to the Employee's termination. If the Employee's health insurance coverage included the Employee's dependents immediately prior to the Employee's termination, such dependents would also be covered at Company expense. Continuation coverage under this Section 2.6 shall continue for [30][36]* months after the Employee's termination; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive health benefits under another employer-provided plan, the health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

                                  ARTICLE III

                      CONFIDENTIALITY AND NON-COMPETITION

     3.1 The Employee recognizes and acknowledges that he has in the past and shall in the future use, have access to, and participate in the development of certain confidential information of the Company and its affiliates, including but not limited to, manufacturing processes, procedures and data; supplier data, customer lists and other information; financial information; sales records and projections; technical data; inventories; processes and technology; and other proprietary commercial information and trade secrets (hereinafter referred to collectively as "Confidential Information") and that all such Confidential Information constitutes valuable, special and unique property of the Company. The Employee agrees that he will not, for any reason or purpose whatsoever, either during or subsequent to his employment with the Company, use or disclose any of

---------------

 * James A. Risher's health insurance coverage will continue for 36 months.

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such Confidential Information to any party without express prior authorization of the Company, except as necessary in the ordinary course of performing his duties hereunder.

     3.2 The Employee shall deliver to the Company, upon the termination of his employment or at such other time(s) as required by the Company, all notes, memos, plans, records, and other tangible materials (and all copies hereof) relating to the business of the Company and its affiliates that the Employee may have in his possession or control; provided, however, the Employee shall not be required to deliver to the Company any agreements (or copies thereof) between the Employee and the Company or any notes, memos or letters relating thereto.

     3.3 If there occurs a Change of Control of the Company and if either (i) within five (5) years thereafter or (ii) before the Change of Control but at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or anticipation of a Change of Control, the Employee's employment by the Company shall terminate for any reason, then for a period of two years after such termination, the Employee shall not (i) either directly or indirectly solicit, design, manufacture, process, service, obtain, or accept orders for products competitive with those of the Company and its affiliates from any parties who were customers of the Company and its affiliates during his employment by the Company; (ii) commence, engage in, or participate in any business substantially competitive with that of the Company within the continental United States; or (iii) solicit, divert, take away, interfere with, or attempt to induce any employee or agent of the Company to leave his employ or other relationship with the Company, in order to compete with the Company and its affiliates. During his employment with the Company, the Employee shall not take any steps or make any plans whatsoever to commence, or join any person or entity in, any activity in competition with the Company and its affiliates.

     3.4 The Employee acknowledges that his compliance with Sections 3.1, 3.2 and 3.3 hereof is necessary to protect the goodwill and other proprietary interests of the Company and that he is one of the principal employees of the Company and is conversant with its affairs and its Confidential Information. The Employee acknowledges that a breach of any of his agreements in Sections 3.2 or
3.3 hereof may result in irreparable and continuing damage to the business of the Company for which there would be no adequate remedy at law. The Employee further agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

                                   ARTICLE IV

                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

4.1  OTHER BENEFITS

     Neither the provisions of this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

4.2  EMPLOYMENT STATUS

     This Agreement does not constitute a contract of employment or impose on the Employee or the Company any obligation to retain the Employee as an employee, to change the status of the Employee's employment, or to change the Company's policies regarding termination of employment.

                                   ARTICLE V

                              SUCCESSOR TO COMPANY

     5.1 The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly

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and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as defined in this Agreement, shall mean the Company as herein-above defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

                                   ARTICLE VI

                                    DURATION

     6.1 If a Change of Control has not occurred, this Agreement shall expire fifteen (15) years from the date of this Agreement, unless sooner terminated, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Company at any time during the fifteenth year of the Agreement. If a Change of Control occurs, this Agreement shall continue in full force and effect, and shall not terminate or expire until after the Employee receives in full all Severance Payments to which he is entitled.

     6.2 If the Employee ceases to be an employee of the Company, this Agreement shall terminate, unless the Employee is entitled to payment of a Severance Payment as provided in this Agreement. This Agreement shall continue in full force and effect until the full amount of the Severance Payment has been paid to the Employee.

     6.3 Except as provided for above in this Article VI, this Agreement may not be terminated or amended except by written agreement between the Company and the Employee.

                                  ARTICLE VII

                            LEGAL FEES AND EXPENSES

     7.1 The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement (whether such contest is between the Company and the Employee or between or among either of them and any third party, and including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                                  ARTICLE VIII

                                  ARBITRATION

     8.1 The Employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Employee within fifty (50) miles from the location of his or her job with the Company, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Employee, shall be borne by the Company.

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     IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first written above.

                                          By
                                          --------------------------------------
                                            Authorized Officer
                                            EXIDE ELECTRONICS GROUP, INC.

                                          By
                                          --------------------------------------
                                            Employee

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